                                                                      Exhibit 11


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                 PER SHARE (1)
                     (In Thousands, Except Per Share Data)

                                                                  Years Ended December 31,
                                                              -------------------------------
                                                                1991        1992      1993
                                                              -------     -------    -------
Net loss from continuing operations
   as reported                                                $(9,149)    (15,066)   (15,876)

Preferred stock dividend requirements                              -          (61)      (293)

Expenses related to 7-3/4% convertible
   subordinated debentures                                      2,325       1,978         -
                                                              -------     -------     ------

Fully diluted net loss from continuing
   operations available to common stock                       $(6,824)    (13,149)   (16,169)
                                                              =======     =======    =======

Earnings (loss) from discontinued operations,
   as reported and fully diluted                                4,829      (8,103)     5,553
                                                              =======     =======    =======

Average number of common shares as
   reported (primary)                                           2,517       2,826      8,383

Additional shares assumed issued:
   Options                                                          2          -          19
   7-3/4% convertible subordinated
     debentures                                                   320         306         -
   8% Junior Preferred Stock                                       -          258         -
                                                              -------     -------    -------

Average number of common shares -
   fully diluted                                                2,839       3,390      8,402
                                                              =======     =======    =======

Fully diluted net loss from continuing
   operations per common and common
   equivalent share                                           $ (2.40)      (3.88)     (1.92)
                                                              =======     =======    =======

Fully diluted net earnings (loss) from discontinued
   operations per common and common
   equivalent share                                           $  1.70       (2.39)       .66
                                                              =======     =======    =======



(1) This computation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contrary to paragraph 10 of APB Opinion No. 15 because it produces an anti-dilutive result.